EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. ANNOUNCES A CHANGE IN SEGMENTS

GLENVIEW, IL, December 19, 2012 – Anixter International Inc. (NYSE: AXE) today announced that it is furnishing certain historical business segment information to reflect its realigned segment reporting structure, which the Company changed effective for the fourth quarter ending December 28, 2012. While this financial data reflects the change in the Company’s reportable segments described above, the Company has not in any way revised or restated its historical financial statements for any period. Under the realigned structure, the Company’s reportable segments are as follows: Enterprise Cabling and Security Solutions, Electrical and Electronic Wire and Cable, OEM Supply and Corporate. The change in disclosure of reportable segment information is required by Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, and reflects the manner in which the Company is currently managing its businesses.

Commenting on the change in segments, Bob Eck, President and CEO of Anixter, said, “We believe our new reporting segments reflect the realigned operating structure of our business and will provide senior management visibility to the respective end market segments, especially as we continue to leverage our global supply chain platform to support global customers and suppliers in each of our end market segments.”

Historical results reflecting the new business segments for previously reported fiscal periods ending 2010 and 2011 and the first, second and third quarters of fiscal 2012 and 2011 are attached and available on the Company’s website, www.anixter.com. From time to time, the Company may update this information on the Company’s website. The Company did not operate under the realigned segment structure for any of these prior periods and will begin to report results under the new structure effective with the filing of its Annual Report on Form 10-K for the year ending December 28, 2012.

In connection with the change in reportable segments and in accordance with the provisions of ASC Topic 350, Intangibles – Goodwill and Other, the Company will be required to reassign the carrying amount of goodwill to its reporting units (which are the same as the realigned reportable segments) based on the respective fair value. This will be completed in the fourth quarter of 2012 and the Company will reflect the balance of goodwill in its segment footnote which will be included in the Company’s Annual Report on Form 10-K for the year ending December 28, 2012.

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire and cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 225 warehouses with 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

INVESTOR CONTACTS

Ted Dosch	Lisa Meers, CFA
EVP – Finance & Chief Financial Officer	VP – Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available on the Internet at

www.anixter.com

ANIXTER INTERNATIONAL INC.

RESULTS BY SEGMENT

(Unaudited)

The Company is engaged in the distribution of communication and security products, electrical and electronic wire and cable products, and fasteners and other small parts (“C” Class inventory components) from top suppliers to contractors and installers, and also to end users including manufacturers, natural resources companies, utilities and original equipment manufacturers who use the Company’s products as a component in their end product. In the fourth quarter of 2012, the Company has reorganized its reportable segments from geography to end market to reflect the new operating structure and management of these global businesses. Historical results reflecting the new business segments for previously reported periods for fiscal years ended 2010 and 2011 and the first, second and third quarters of 2011 and 2012 are shown below.

The Company has identified Enterprise Cabling and Security Solutions, Electrical and Electronic Wire and Cable, OEM Supply and Corporate as reportable segments. The following is a brief description of each of the Company’s reportable segments and respective business activities:

Enterprise Cabling and Security Solutions

The Enterprise Cabling and Security Solutions (“ECS”) segment, with operations in over 50 countries, supplies products and customized Supply Chain Solutions to customers in a diverse range of industries including finance, transportation, education, government, healthcare, and retail. ECS specifies solutions with end-users and sells the products through various channels including data communications contractors, and security, network and systems integrators. It has a broad product portfolio that includes copper and fiber optic cable and connectivity, access control, video surveillance, cabinets, power, cable management and other ancillary products. The Company’s ECS segment includes more than 1,600 technically trained salespeople, approximately 60 Supply Chain Solutions specialists and 90 sales engineers.

Through a variety of supply chain value-added solutions, including inventory management, product packaging and enhancement, and other customized supply chain services, the ECS segment helps customers reduce the risk, complexity and cost associated with their IT infrastructure and physical security deployments. The ECS commitment to quality products and services and technical leadership is demonstrated by its participation in many global standards organizations. Its technical expertise extends to performance and interoperability testing at the Company’s Infrastructure Solutions LabSM, which provides ECS the opportunity to demonstrate solutions and proof of concepts to customers. The ECS Data Center HealthCheckSM and ipAssuredSM programs help customers make intelligent buying decisions around network and security infrastructure, and improve efficiency to meet their sustainability goals.

Electrical and Electronic Wire and Cable

The Electrical and Electronic Wire and Cable segment, with operations in over 30 countries, offers a broad range of wire and cable products and solutions to the Industrial and Original Equipment Manufacturer (“OEM”) markets. The Industrial group in this segment supplies products to customers in key markets such as oil, gas and petrochemical, power generation and distribution, industrial, natural resource, water and wastewater treatment. It also sells through channels including electrical contractors, security and automation integrators, and engineering, procurement and construction firms. The OEM focused sales force in this segment supplies products to manufacturers of products such as audio/video, automotive, industrial, medical, military and communications equipment; panel, cable and harness shops, and makers of consumer durable goods. The product portfolio in this global business includes electrical and electronic wire and cable, shipboard cable, support and supply products, low-voltage cable, instrumentation cable, industrial communication and control products, security cable, connectors, industrial Ethernet switches, and voice and data cable. Value-added services, including cable management, and engineering support are tailored to position the Company as a specialist in high-growth emerging markets, OEMs and industrial verticals. The segment helps customers achieve their sustainability goals by using its value-added services to minimize scrap, reduce lead times and improve power efficiency.

The Electrical and Electronic Wire and Cable team of over 900 technical experts includes its sales, supply chain specialists, industrial communication specialists and engineers. The Company provides world-class technical assistance, products and support through code and standards interpretation, product selection assistance, on-site customer training, and customer specification reviews. The Company brings value to its customers through its global reach, ability to provide global infrastructure project coordination, technical and engineering support, financial strength, and sourcing and supplier relationships. These capabilities help customers reduce costs and risks and gain competitive advantage in their marketplace.

OEM Supply

The OEM Supply segment supplies high-volume, low-cost components and customized Supply Chain Solutions to leading original equipment manufacturers worldwide including the heavy truck, automotive, construction, medical, white goods, agricultural, power train, wind turbine, HVAC and transportation industries. Its inventory of 225,000 SKUs consist of primarily Class-C parts that are application critical and typically are engineered to distinct performance and quality specifications. The OEM Supply segment product portfolio includes nuts, bolts, screws, washers, clips, gaskets, brackets and rivets as well as other fasteners and small components required by manufacturers.

OEM Supply’s worldwide scale and internationally accredited labs help its customers source quality components and test them for quality adherence to required specifications. Its Supply Chain Solutions, including scheduled and managed buys, direct line feed, vendor-managed inventory, kitting and subassembly, allow customers to streamline their manufacturing processes, reduce overall costs and focus on their core competencies. The Company’s engineers and supply chain experts specialize in problem resolution, design support, part rationalization, part substitution, and process re-engineering. In-house quality experts and advanced quality procedures allow the OEM Supply segment to successfully implement customized supply solutions for each customer. The OEM Supply segment also has small batch manufacturing capabilities that allow it to address unique fastener quick turnaround requirements. With unrivaled geographic coverage, OEM Supply leverages its strong engineering, supply chain services and quality focus to support customers around the globe.

Corporate

The Company obtains and coordinates financing, tax, information technology, legal and other related services, certain of which are rebilled to subsidiaries. Corporate expenses are allocated to the segments based primarily on projected sales and estimated use of time. Also, the Company has various corporate assets which are not allocated to the segments. Interest expense and other non-operating items are not allocated to the segments or reviewed on a segment basis. Intercompany transactions are not significant.

Quarterly and year-to-date segment information for net sales, operating income, depreciation, amortization of intangible assets and capital expenditures and total assets are as follows (in millions):

	3 Months Ended			9 Months Ended
	March 30, 2012	June 29, 2012	September 28, 2012	September 28, 2012
Net sales:
Enterprise Cabling and Security Solutions	$778.8	$820.5	$837.0	$2,436.3
Electrical and Electronic Wire and Cable	484.7	516.0	566.4	1,567.1
OEM Supply	259.2	240.5	205.6	705.3

	$1,522.7	$1,577.0	$1,609.0	$4,708.7

Operating income:
Enterprise Cabling and Security Solutions	$38.2	$39.6	$46.9	$124.7
Electrical and Electronic Wire and Cable	39.8	43.4	48.1	131.3
OEM Supply(a)	8.7	6.9	(16.9)	(1.3)
Corporate(b)	—	—	(10.8)	(10.8)

	$86.7	$89.9	$67.3	$243.9

Depreciation:
Enterprise Cabling and Security Solutions	$2.6	$2.7	$2.7	$8.0
Electrical and Electronic Wire and Cable	1.5	1.5	1.7	4.7
OEM Supply	1.4	1.4	0.9	3.7

	$5.5	$5.6	$5.3	$16.4

Amortization of intangibles:
Enterprise Cabling and Security Solutions	$0.2	$0.2	$0.2	$0.6
Electrical and Electronic Wire and Cable	0.6	0.6	1.4	2.6
OEM Supply	1.9	1.8	0.9	4.6

	$2.7	$2.6	$2.5	$7.8

Capital Expenditures:
Enterprise Cabling and Security Solutions	$1.8	$1.0	$0.4	$3.2
Electrical and Electronic Wire and Cable	0.4	0.2	0.3	0.9
OEM Supply	1.9	0.9	1.6	4.4
Corporate	5.9	6.5	5.6	18.0

	$10.0	$8.6	$7.9	$26.5

Total Assets:
Enterprise Cabling and Security Solutions	$1,105.1	$1,087.5	$1,112.8	$1,112.8
Electrical and Electronic Wire and Cable	710.2	805.4	823.3	823.3
OEM Supply	558.0	529.0	492.6	492.6
Corporate	666.7	793.8	758.5	758.5

	$3,040.0	$3,215.7	$3,187.2	$3,187.2

(a)	For the three months ended September 28, 2012, a $16.4 million pre-tax impairment charge related to the write down of long-lived assets was recorded in OEM Supply along with a $1.2 million inventory lower-of-cost-adjustment.
(b)	For the three months ended September 28, 2012, a $10.4 million pre-tax goodwill impairment charge was recorded related to the Company’s Europe business operating segment.

	Fiscal Year Ended	3 Months Ended				Fiscal Year Ended
	December 31, 2010	April 1, 2011	July 1, 2011	September 30, 2011	December 30, 2011	December 30, 2011
Net sales:
Enterprise Cabling and Security Solutions	$2,914.5	$760.5	$820.1	$855.5	$809.2	$3,245.3
Electrical and Electronic Wire and Cable	1,600.9	474.1	499.0	515.8	461.0	1,949.9
OEM Supply	759.1	236.2	246.2	240.5	228.8	951.7

	$5,274.5	$1,470.8	$1,565.3	$1,611.8	$1,499.0	$6,146.9

Operating income:
Enterprise Cabling and Security Solutions	$160.7	$36.7	$44.4	$55.0	$48.7	$184.8
Electrical and Electronic Wire and Cable	103.1	36.7	41.9	43.2	39.4	161.2
OEM Supply	3.4	4.1	5.7	3.5	3.5	16.8

	$267.2	$77.5	$92.0	$101.7	$91.6	$362.8

Depreciation:
Enterprise Cabling and Security Solutions	$10.0	$2.4	$2.5	$2.4	$2.6	$9.9
Electrical and Electronic Wire and Cable	5.1	1.3	1.4	1.3	1.5	5.5
OEM Supply	7.4	1.7	1.9	1.7	1.4	6.7

	$22.5	$5.4	$5.8	$5.4	$5.5	$22.1

Amortization of intangibles:
Enterprise Cabling and Security Solutions	$0.2	$0.3	$0.3	$0.1	$0.2	$0.9
Electrical and Electronic Wire and Cable	2.3	0.6	0.5	0.6	0.6	2.3
OEM Supply	8.8	2.0	2.2	2.1	1.9	8.2

	$11.3	$2.9	$3.0	$2.8	$2.7	$11.4

Capital Expenditures:
Enterprise Cabling and Security Solutions	$1.8	$0.7	$1.0	$0.8	$0.7	$3.2
Electrical and Electronic Wire and Cable	0.6	0.1	0.1	0.2	0.3	0.7
OEM Supply	2.0	0.7	1.7	1.1	1.3	4.8
Corporate	15.2	4.6	5.6	3.2	4.3	17.7

	$19.6	$6.1	$8.4	$5.3	$6.6	$26.4

Total Assets:
Enterprise Cabling and Security Solutions	$1,009.3	$1,046.8	$1,106.1	$1,133.0	$1,119.9	$1,119.9
Electrical and Electronic Wire and Cable	591.6	653.4	689.4	701.6	710.1	710.1
OEM Supply	642.1	705.2	721.0	534.5	512.4	512.4
Corporate	690.3	702.8	689.9	654.1	691.6	691.6

	$2,933.3	$3,108.2	$3,206.4	$3,023.2	$3,034.0	$3,034.0